BlackRock Bond Fund, Inc.

File No. 811-02857

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2007, the BlackRock Total Return Fund, (the “Bond Fund”), a series of BlackRock Bond Fund, Inc. (the “Registrant”), File No. 811-02857, acquired substantially all of the assets and certain stated liabilities of BlackRock Total Return Portfolio (the “Total Return Portfolio”), a portfolio of BlackRock Funds II (the “BlackRock Fund”).

On May 16, 2007 and May 30, 2007, at meetings of the Boards of Directors of the Registrant and BlackRock Fund, the Directors approved an Agreement and Plan of Reorganization (the “Reorganization”).

On July 19, 2007, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-143567 and 811-02857) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Total Return Portfolio. Pre-Effective Amendment No. 1 to the Registration Statement was filed on July 19, 2007 and also declared effective by the Commission on July 19, 2007. On September 7, 2007, the shareholders of Total Return Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose.

On September 24, 2007 (the “Reorganization Date”), pursuant to the Reorganization, Total Return Portfolio transferred assets valued at $495,738,850 to Bond Fund and received newly-issued shares of the Registrant that comprised of 42,895,423 BlackRock Shares, 156,761 Service Class Shares, 89,947 Class B2 Shares, 378,540 Class C Shares and 49,606 Class R Shares. Such shares were then distributed to the shareholders of Total Return Portfolio on that date in proportion to each shareholder’s interest in the assets transferred.

In connection with the Reorganization, the Bond Fund also changed its investment objective and name. As of September 24, 2007, the Bond Fund’s name changed from BlackRock Bond Fund to BlackRock Total Return Fund. Although the Bond Fund is the surviving entity in the Reorganization, Total Return Portfolio is the accounting survivor. As a result, the Bond Fund assumed the performance history of Total Return Portfolio at the closing of the Reorganization.

An Application for Deregistration on Form N-8F will be filed by Total Return Portfolio with the Securities and Exchange Commission.